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                                                      EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Safer, Inc.:    A wholly owned subsidiary of Ringer Corporation, incorporated under the laws of the State of Delaware.

Safer, Ltd.:    A wholly owned subsidiary of Safer, Inc., incorporated under the laws of Canada.